Exhibit 99.1

Frontier Financial Corporation Reaches Milestone During Second Quarter
2003

    EVERETT, Wash.--(BUSINESS WIRE)--July 24, 2003--Frontier Financial Corporation (Nasdaq:FTBK) today announced record second quarter earnings of $10.1 million, or $.55 per diluted share for the three months ended June 30, 2003.
    This compares to earnings of $9.1 million for the second quarter for 2002, or $.47 per diluted share and represents a 17% increase in diluted earnings per share and a 11.9% increase in net income over second quarter of 2002. This is a milestone for Frontier as net income reached $10 million for the first time in a quarter.
    Net income for the six months ended June 30, 2003 was $19.8 million, or $1.06 per diluted share, which compares with net income of $18.3 million, or $.95 per diluted share for last year's comparable period. The increase in earnings primarily reflects increases in net interest income, other income and the decline in the average diluted shares outstanding comparatively to last year.
    Michael J. Clementz, President and CEO, said, "We are extremely pleased with the results of the second quarter which continues the trend of improved profitability and asset quality."

    Highlights

    Highlights for the second quarter ended June 30, 2003 compared to June 30, 2002 were:

    -- Fully diluted earnings per share increased 17% from $.47 to $.55.

    --  Net income increased to $10.1 million, an 11.9% increase.

    --  Efficiency ratio remained one of the industry's best at 40%.

    --  Return on equity of 20.18%, up from 18.57%.

    --  Return on assets of 2.03%, up from 2.01%.

    -- Nonperforming assets improved to .55% of assets, down from 1.11%.

    -- Reserve for loan loss remained strong at 1.74% of total loans, up from 1.69%.

    -- Tax equivalent net interest margin strong at 5.17%, compared to 5.30% from a year ago.

    Asset Quality

    Enhancing second quarter results was a decline in nonperforming assets to .55% from .80% at the end of the first quarter 2003 and 1.11% a year ago. Nonaccruing loans decreased from $8.8 million as of March 31, 2003 to $5.0 million as of June 30, 2003 primarily in the real estate category. "This reflects the outstanding job of our employee's focusing on resolving problem loans," said John Dickson, CEO at Frontier Bank.
    During the second quarter, the Corporation reserved $.9 million for loan losses, which brings the total provision for 2003 to $1.75 million compared to $1.60 million as of June 30, 2002. Net charge off's year to date were $1.0 million. The total loan loss reserve stood at $29.0 million on June 30, 2003, or 1.74% of total loans outstanding compared to $26.8 million as of June 30, 2002, or 1.69% or total loans outstanding.

    Operating Results

    Net interest income of $24.2 million was up $1.9 million from $22.3 million in the second quarter of 2002, a gain of 8.3%. This increase was achieved primarily through a reduction in the cost of funds in 2003 from 2002. The tax equivalent yield on earning assets decreased .70% in the second quarter of 2003 compared to 2002, while the cost on interest bearing liabilities decreased .76%. Frontier's net interest margin of 5.17% for the second quarter decreased from 5.30% for the comparable 2002 period, and from 5.23% in the first quarter of 2003. "The interest margin was gratifying despite only a modest increase in loans and a large increase in federal funds sold," stated Dickson.
    Noninterest income increased to $3.2 million from $2.7 million in the second quarter of 2002, an increase of 20.9%. This increase was primarily due to increased income from fees resulting from the sale of mortgages sold into the secondary market with servicing released.
    Noninterest expense increased $1.1 million to $11.3 million, up 10.7%. Approximately $803 thousand of the increase was in salaries and employee benefits. This expense increase consisted of $377 thousand in salaries for staff additions and merit increases; and $426 thousand of employee benefits, profit sharing and incentive compensation.

    Performance Ratios

    The annualized return on average assets for the quarter was 2.03% compared to 2.01% in 2002. The annualized return on average shareowners' equity was 20.18% in 2003 and 18.57% in 2002. Frontier's efficiency ratio at second quarter end was 40%, the same as the second quarter of 2002 and Frontier continues to have one of the lowest efficiency ratios in the industry.

    Balance Sheet and Capital Management

    Total assets at mid-year 2003 were $2.06 billion and deposits totaled $1.68 billion, an increase of 11.4% and 12.0% respectively, compared to the prior year. Net loans of $1.64 billion and investments of $141 million reflected an increase of 5.2% and .1% respectively.
    "Over the past year we have worked diligently to grow the loan portfolio. Although loans grew at a 5% rate over the last year, it is disappointing that, in the first two quarters of 2003, new loan originations of over $440 million were offset by maturing loans," said Clementz.
    Dickson added, "The housing market in the Puget Sound area remained extremely strong in the second quarter aided by our historically low interest rates. Despite new loan generation being up 10% over a year ago, we continue to experience a high level of loan turnover, particularly in our construction and land development loans."
    The capital of the Corporation at quarter end was $205.7 million, up from $198.0 million a year ago, or an increase of 3.9%. "Although the capital of the Corporation has increased over the last year, the Board and management have established programs to lower capital to an efficient level. Frontier began paying cash dividend to shareowners in 1999 and approved a stock repurchase plan in 2000. Since June 30, 2002, cash dividends of $12.3 million were paid to shareowners and the Corporation purchased $20.2 million of common stock in the open market, representing 797,300 shares. Average quarter-to-date diluted shares totaled 18,577,748 during the second quarter of 2003 versus 19,327,290 during the second quarter of 2002. The Corporation has a policy to not reduce capital below the level of "well capitalized" as defined by the regulators," said Mike Clementz, President & CEO. Our previously announced third quarter cash dividend of $.175 per share, representing our 14th consecutive quarter of increased cash dividends will be paid to shareowners on Monday, July 28, 2003.

    Frontier is a Washington-based bank holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

    CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2002 Form 10-K.



            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME

(In thousands, except for
number of shares and per
share amounts)

                        For Three Months Ended  For Six Months Ended
                       ----------------------------------------------
                         June 30,    June 30,    June 30,    June 30,
                            2003        2002        2003        2002
                       ----------- ----------- ----------- -----------
Interest Income:
Interest & fees on
 loans                $    32,027 $    31,692 $    64,075 $    64,078
Interest & fees on
 investments                1,962       1,926       3,985       3,428
                       ----------- ----------- ----------- -----------
  Total Interest
   Income                  33,989      33,618      68,060      67,506
                       ----------- ----------- ----------- -----------

Interest Expense:
Interest on Deposits        7,822       9,636      16,095      19,784
Interest on borrowed
 funds                      1,971       1,640       3,927       3,189
                       ----------- ----------- ----------- -----------
  Total Interest
   Expense                  9,793      11,276      20,022      22,973
                       ----------- ----------- ----------- -----------

Net Interest Income        24,196      22,342      48,038      44,533
                       ----------- ----------- ----------- -----------

Provision for Loan
 Losses                      (900)     (1,100)     (1,750)     (1,600)
                       ----------- ----------- ----------- -----------

Net Interest Income
 after Provision           23,296      21,242      46,288      42,933

Noninterest Income:
Gain on sale of
 securities                     -           -          91           -
Service Charges on
 deposit accounts           1,121       1,061       2,185       1,959
Other noninterest
 income                     2,118       1,619       4,017       3,312
                       ----------- ----------- ----------- -----------
  Total Noninterest
   Income                   3,239       2,680       6,293       5,271
                       ----------- ----------- ----------- -----------

Noninterest Expense:
Salaries & employee
 benefits                   6,808       6,005      13,774      12,249
Occupancy expense           1,569       1,522       3,185       3,096
Other noninterest
 expenses                   2,879       2,643       5,457       4,850
                       ----------- ----------- ----------- -----------
  Total Noninterest
   Expense                 11,256      10,170      22,416      20,195
                       ----------- ----------- ----------- -----------

Income Before Taxes        15,279      13,752      30,165      28,009
Applicable Income
 Taxes                     (5,131)     (4,686)    (10,356)     (9,670)
                       ----------- ----------- ----------- -----------

NET INCOME            $    10,148 $     9,066 $    19,809 $    18,339
                       =========== =========== =========== ===========

Basic average shares
 outstanding
for the period         18,493,353  19,203,850  18,590,320  19,201,900

Basic earnings per
 share                $      0.55 $      0.47 $      1.07 $      0.96
                       =========== =========== =========== ===========

Diluted shares         18,577,748  19,327,290  18,661,893  19,314,122

Diluted earnings per
 share                $      0.55 $      0.47 $      1.06 $      0.95
                       =========== =========== =========== ===========

Efficiency ratio               40%         40%         41%         40%
Return on average
 assets                      2.03%       2.01%       2.00%       2.04%
Return on average
 equity                     20.18%      18.57%      19.83%      19.01%
Net Interest Margin          5.12%       5.23%       5.15%       5.25%
TE
 Effect                      0.05%       0.07%       0.05%       0.07%
                       ----------- ----------- ----------- -----------
(1) TE Net interest
 margin                      5.17%       5.30%       5.20%       5.32%
                       =========== =========== =========== ===========

(1) Tax equivalent is a non-GAAP performance measurement used by management in operating the business, which management believes provides investors with a more accurate picture of the net interest margin for corporate purposes.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET

(In thousands, except for
 number of shares)                 June 30,   December 31,   June 30,
                                      2003         2002         2002
                               ------------ ------------ -------------
ASSETS
Cash & due from banks         $     97,510 $     88,647 $      68,757
Securities:
   Available for Sale-
    Fair value                     111,663      109,429       107,956
   Held to maturity-
    amortized cost                  29,326       30,608        32,871
                               ------------ ------------ -------------
    Total securities               140,989      140,037       140,827

Federal funds sold                 113,934       13,528        16,000
Loans:
   Loans, net of unearned
    income                       1,666,839    1,658,684     1,583,626
   Less:  Allowance
    for losses                     (28,966)     (28,175)      (26,762)
                               ------------ ------------ -------------
    Net loans                    1,637,873    1,630,509     1,556,864

Premises & equipment, net           26,285       26,697        26,960
Other real estate owned              6,280        6,532         2,663
Intangible assets                    6,476        6,476         6,477
Other assets                        31,125       31,301        31,062
                               ------------ ------------ -------------
    Total Assets              $  2,060,472 $  1,943,727 $   1,849,610
                               ============ ============ =============
LIABILITIES
Deposits:
   Noninterest bearing        $    250,142 $    237,972 $     223,050
   Interest bearing              1,425,878    1,322,904     1,273,124
                               ------------ ------------ -------------
    Total deposits               1,676,020    1,560,876     1,496,174
Federal funds purchased and
 securities
  sold under repurchase
   agreements                       11,668       11,809        13,906
Federal Hold Loan Bank
 advances                          155,112      160,121       130,129
Other liabilities                   11,969       12,058        11,399
                               ------------ ------------ -------------
    Total Liabilities            1,854,769    1,744,864     1,651,608
                               ------------ ------------ -------------
SHAREOWNERS' EQUITY
Common stock                       117,710      116,925       116,376
Unrealized gains/(losses) on
 AFS
  securities, net of tax
   effect                            3,803        2,097         2,308
Retained earnings                   84,190       79,841        79,318
                               ------------ ------------ -------------
    Total Capital                  205,703      198,863       198,002
                               ------------ ------------ -------------
TOTAL LIABILITIES & EQUITY    $  2,060,472 $  1,943,727 $   1,849,610
                               ============ ============ =============

Shares outstanding at end of
 period                         18,500,618   18,817,684    19,210,515

Book Value                    $      11.12 $      10.57 $       10.31
Tangible book value           $      10.77 $      10.22 $        9.97


    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 360-598-8003
             or
             Frontier Bank
             John J. Dickson, 425-514-0700